Exhibit 3.1

Xjet Ltd.

ARTICLES OF ASSOCIATION

EFFECTIVE AS OF APRIL 4, 2022

 AMENDED AND RESTATED ARTICLES OF ASSOCIATION

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF XJET LTD.

1.	Company Name.

The name of the Company is “Xjet Ltd.” (the “Company”).

2.	Purpose.

The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Companies Law.

3.	Interpretation; Definitions.

(a)	Unless the subject or the context otherwise requires: (i) words and expressions defined in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; (ii) words and expressions importing the singular shall include the plural and vice versa; (iii) words and expressions importing the masculine gender shall include the feminine gender; and (iv) words and expressions importing persons shall include bodies corporate.

(b)	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

(c)	The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law shall govern.

(d)	The following capitalized terms shall have the following meaning:

“Board of Directors” or “Board”	The Board of Directors of the Company.

“Bonus Shares”	Shall mean shares issued by the Company for no consideration to all Shareholders on a pro-rata As- Converted basis with respect to all Company’s shares.

“CCF”	Shall mean Catalyst CEL Fund, L.P. or any affiliated entity thereof, set up for the purpose of acquiring or holding the Company’s Shares.

“Companies Law”	The Companies Law, 5759-1999, and any regulations promulgated thereunder, as amended.

“Deemed Liquidation Event”	Shall mean, unless otherwise agreed in writing by the holders of at least fifty percent (50%) of the issued and outstanding Preferred Shares: (a) consolidation, merger or reorganization of the Company with or into, or a sale (including without limitation a grant of worldwide, exclusive, perpetual license) of all or substantially all of the Company’s assets, or substantially all of the Company’s issued and outstanding share capital, excluding a transaction in which shareholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction (provided, however, that shares of the surviving entity held by shareholders of the Company acquired by means other than the exchange or conversion of the shares of the Company shall not be used in determining if the shareholders of the Company own more than fifty percent (50%) of the voting power of the surviving entity (or its parent), but shall be used for determining the total outstanding voting power of the surviving entity); or (b) in the event that pursuant to a transaction or series of transactions, except in an IPO or a bona fide financing transaction of the Company with a primary purpose of raising capital for the Company, a person or entity acquires fifty percent (50%) or more of the issued and outstanding shares of the Company or the right to appoint or elect at least fifty percent (50%) or more of the members of the Board of Directors.

“Dividend”	Shall mean any asset or funds transferred by the Company to the Shareholders in respect of such Shareholders’ shares, whether in cash, cash equivalents, securities or in any other form, including a transfer for no consideration, but excluding Bonus Shares.

“Distribution”	Shall mean the distribution of Dividend, declaration of such distribution, and a Repurchase.

“Equity Securities”	Shall mean any Ordinary Shares, Preferred Shares, any securities evidencing an ownership interest in the Company, or any securities (including, inter alia, options, warrants, convertible securities, convertible loans, convertible debentures, convertible capital notes) convertible, exchangeable or exercisable, with or without the payment of additional consideration, into any of the aforesaid securities (“Convertible Securities”), any agreement, undertaking, instrument or certificates conferring a right to acquire any Ordinary Shares, Preferred Shares, or any other Convertible Securities.

“Founder”	Hanan Gothait.

“Fully Diluted”	Shall mean the Company’s issued and outstanding share capital as of the time of applicable calculation, plus all shares of the Company issuable upon conversion of then outstanding Equity Securities, including any Equity Securities reserved for granting under the Company’s share option plan(s).

“HT Capital”	Shall mean Shanghai HT Holding (Hongkong) Ltd.

“IPO”	Shall mean the closing of the Company’s initial firmly underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or the Israeli Securities Law, 1968 as amended, or equivalent law of another jurisdiction acceptable to the Board.

“Major Shareholder”	Shall mean a Shareholder holding at least, and for as long as it holds at least, 3% of the Company’s issued and outstanding share capital.

“Merchant Club”	Shall mean (i) Hillpride Partners LLP, (ii) Raphael de Botton, (iii) Jean-Marc Brunschwig and (iv) Michael Bijaoui; (v) Nathaniel Meyohas and (vi) AR&V Investment Limited.

“Original Issue Price”	(a) with respect to the Preferred A Shares - US$1.3107,

(b) with respect to the Preferred A-1 Shares - US$11.4681,

(c) with respect to the Preferred A-2 Shares - US$9.7213,

(d) with respect to Preferred A-3 Shares – US$1.685

Subject to proportional adjustment for any Recapitalization Event.

“Person”	Shall mean an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated corporation or organization.

“Recapitalization Event”	Shall mean any split or consolidation of shares, the distribution of Bonus Shares, and any recapitalization of the Company’s Equity Securities pursuant to Section 350 of the Companies Law and any other reclassification or similar events.

“Repurchase”	Shall mean the acquiring or the financing of the acquiring, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, including an obligation to do the same.

“Representative Rates”	Shall mean the representative rate of exchange published by the Bank of Israel on the day prior to the day on which the calculation is made, unless otherwise specified herein.

“Round A SPA”	Shall mean that certain Series A Share Purchase Agreement, dated as of August 13, 2020, between the Company and the investors therein, including all joinders to such agreement.

“Transfer”	“Transfer” or “transfer” (whether used as a verb or a noun) refers to any sale, lease, assignment, lien, gift, conveyance, or any other disposition or transfer of shares or other Equity Securities of the Company, and/or any legal or beneficial interest therein, including, without limitation or derogating from the generality of the aforementioned: (i) an option or a contingent commitment regarding any of the aforementioned actions; (ii) any right with respect to any rights attached to Equity Securities (e.g. rights to Dividends, rights to receive any amounts in any Deemed Liquidation Event or voting right, rights to purchase equity securities offered as part of any right of first refusal or preemptive right); (iii) any tender or transfer in connection with any merger, recapitalization, reclassification, or tender or exchange offer (for all or any part of the Company’s Equity Securities), whether or not the Person making any such Transfer votes for or against any transaction involving any such Transfer; (iv) any such action resulting from the liquidation, winding up, bankruptcy, or the death of a Person or as a result of one’s estate planning or divorce. If a Person’s Equity Securities are held by a company (“Holding Company”) and the Equity Securities comprise all or substantially all of the assets of the Holding Company, then: (i) any sale, lease, assignment, lien, gift, conveyance, or any other disposition or transfer of shares or other equity securities of the Holding Company, and/or any legal or beneficial interest therein; or (ii) issuance of shares or equity securities in the Holding Company, in one transaction or a series of related transactions, resulting in a change of control in the Holding Company will be deemed to be a Transfer of Equity Securities which will be subject to the terms of these Articles.

4.	Private Company.

The Company is a private company, and accordingly:

(a)	the number of shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, shareholders of the Company) (the “Shareholders”), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single Shareholder;

(b)	any offer to the public to subscribe for any shares or debentures of the Company is prohibited; and

(c)	the right to transfer shares in the Company shall be restricted as hereinafter provided.

5.	Limitation of Liability.

The liability of each Shareholder for the Company’s obligations is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such Shareholder.

SHARE CAPITAL

6.	Authorized Share Capital.

The share capital of the Company is divided into:

(a)	79,903,308 Ordinary Shares, of no nominal value (the “Ordinary Shares”);

(b)	41,993,342 Series A Preferred Shares, of no nominal value (the “Preferred A Shares”);

(c)	369,533 Series A-1 Preferred Shares, of no nominal value (the “Preferred A-1 Shares”);

(d)	2,184,922 Series A-2 Preferred Shares, of no nominal value (the “Preferred A-2 Shares”); and

(e)	18,091,990 Series A-3 Preferred Shares, of no nominal value (the “Preferred A-3 Shares” and together with the Preferred A Shares, the Preferred A-1 Shares and the Preferred A-2 Share, the “Preferred Shares”).

7.	Ordinary Shares.

(a)	Subject to the rights conferred on the holders of the Preferred Shares, the Ordinary Shares of the Company confer on the holders thereof voting rights, rights to receive dividends, rights to receive a distribution of assets upon liquidation and certain other rights all as are specified in these Articles. All Ordinary Shares rank pari passu amongst themselves for all intents and purposes. The voting, dividend and liquidation rights of the holders of Ordinary Shares are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Shares set forth herein.

8.	Preferred Shares.

(a)	The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company, as set forth in these Articles.

(b)	Every holder of Preferred Shares shall have one vote for each Ordinary Share into which the Preferred Shares held by him of record could be converted (as provided in Article 9) (“As-Converted”), on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot, by proxy or by any other means.

(c)	Unless specifically provided otherwise in these Articles, and to the fullest extent permissible under law, the Preferred Shares shall be deemed a single class of shares for all intents and purposes.

9.	Conversion of Preferred Shares.

The holders of the Preferred Shares shall have conversion rights as follows:

(a)	Each Preferred Share shall be (i) convertible into Ordinary Shares at the option of the holder thereof, at any time after the date on which such Preferred Share was issued by the Company (the “Original Issue Date”); and (ii) automatically converted into Ordinary Shares simultaneously with the occurrence of the first to occur of: (A) the closing of an IPO; or (B) the holders of at least a majority of the issued and outstanding Preferred Shares resolve in writing to convert their Preferred Shares into Ordinary Shares (the “Preferred Majority”).

(b)	Each Preferred Share shall be convertible into such number of fully paid and non- assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined in and subject to adjustment under Article 9(d)) at the time of conversion of such Preferred Share.

(c)	Before any holder of Preferred Shares shall be entitled (in the case of voluntary conversion) to convert the same into Ordinary Shares, he shall surrender a certificate or certificates therefor (“Certificate of Conversion”), duly endorsed, at the office of the Company, and shall give a written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Certificate of Conversion representing the Preferred Shares to be converted, and the holder shall be treated for all purposes as the record holder of such Ordinary Shares as of such date. If the conversion is pursuant to an automatic conversion, then the conversion shall take place automatically without any further action by any holder and regardless of whether the certificates representing such shares have been surrendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. The Company shall give notice to each holder of Preferred Shares, of any automatic conversion pursuant to this Article 9, upon receipt of a notice from the requisite holders of Preferred Shares (acting together as a single class), and of any conversion pursuant to this Article 9, a reasonable time prior to the consummation of an IPO. Such notice shall be sent in compliance with the provisions of Article 78 below (‘Notices’), to each record holder of Preferred Shares. The Company shall, as soon as practicable after the conversion and surrender of the Certificate of Conversion, issue and deliver to such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid; provided however, that the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such automatic conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. All Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the time of such conversion as provided herein, except only the right of the holders thereof to receive Ordinary Shares in exchange therefor. Upon any such conversion, adjustment shall be made to the applicable Conversion Price for any declared but unpaid Dividends on any class or series of Preferred Shares surrendered for conversion or on the Ordinary Shares delivered upon conversion.

(d)	Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, or on the date of the automatic conversion, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. As of the time of creation of each series of Preferred Shares, the initial conversion price for each series of Preferred Shares shall initially be the Original Issue Price for each such series of Preferred Shares. Such initial conversion price and the rate at which Preferred Shares may be converted into Ordinary Shares, shall be subject to any adjustments under this Article 9. The conversion price of each series of Preferred Shares, as in effect from time to time, is referred to as the “Conversion Price” of such series of Preferred Shares.

(e)	Adjustments of Conversion Price. The Conversion Price of each share shall be subject to adjustment from time to time as follows:

(i)	Adjustments of Conversion Price for Diluting Issues:

(A) Adjustment of Conversion Price Upon Issuance of Additional Shares. For each Preferred Share, upon each issuance (or deemed issuance) by the Company of any Additional Shares at a price per share less than the applicable Conversion Price for each Preferred Share, then in effect, the Conversion Price then in effect for each Preferred Share will be reduced to a conversion price (calculated to the nearest cent with half a cent being rounded up) determined in accordance with the following broad-based weighted average formula:

(A x P’) + (C x P’’)

CP = --------------------------------------

A + C

Where:

CP is the adjusted Conversion Price;

A is the total number of Ordinary Shares outstanding on an As-Converted Fully

Diluted basis;

P’ is the Conversion Price in effect immediately prior to such issuance;

C is the number of Additional Shares; and

P’’ is the price per share of the Additional Shares.

No adjustment of the Conversion Price for a Preferred Share shall be made in respect of the issuance of Additional Shares unless the consideration per share for an Additional Share issued or deemed to be issued by the Company is less than the Conversion Price of such Preferred Share in effect on the date of, and immediately prior to such issue.

(B) No adjustments of a Conversion Price shall be made in an amount less than one U.S. cent per share. No adjustment of a Conversion Price shall be made if it has the effect of increasing the Conversion Price beyond the Conversion Price in effect for such Preferred Share immediately prior to such adjustment.

(C) For the purpose of making any adjustment required under this Article 9(e), the consideration received by the Company for any issue or sale of Additional Shares shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company in consideration for such issuance or sale of Additional Shares, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as is determined in good faith by the Board, including a Major Shareholder Director, and (C) if Additional Shares, Convertible Securities or rights or options to purchase either Additional Shares or Convertible Securities are issued or sold together with other assets of the Company for consideration which covers both, be computed as the portion of the consideration so received as provided in clauses (A) and (B) above, that may be mutually determined in good faith by the Board including a Major Shareholder Director, to be allocable to such Additional Shares or Convertible Securities. Any discounts or commissions paid or payable by the Company for any underwriting or otherwise in connection with the issuance and sale of Additional Shares will not be deducted from the consideration.

No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares if the Company receives written notice from the Preferred Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares.

(D) For the purpose of these Articles, the consideration for any Additional Shares, if received other than in U.S. Dollars, shall be expressed in US Dollars according to the Representative Rates of exchange last published before the day such Additional Shares are issued or deemed to be issued.

(E) For the purposes of this Sub-Article 9(e)(i), “Additional Shares” shall mean any Equity Securities issued, or deemed to have been issued, by the Company other than:

(1) Securities issued pursuant to a transaction described in Sub- articles 9(e)(iii) (“Adjustments of Conversion Price for Certain Splits and Combinations’’) or (f) (“Recapitalizations”) hereof.

(2) Securities issued or reserved for issuance upon exercise of options under a plan or other arrangements approved by the Company’s Board of Directors granted to officers, directors, employees or consultants of the Company or a subsidiary.

(3) Ordinary Shares issued upon conversion of the Preferred Shares.

(4) Securities issued pursuant to the IPO or any subsequent registration.

(5) Ordinary Shares issued as a dividend or Distribution on all of the Preferred Shares or to all of the Shareholders as approved by the Board.

(6) Equity Securities regarding which the Preferred Majority determine in writing are not “Additional Shares”.

(7) (a) Ordinary Shares issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Company the principal purpose of which is other than the raising of capital through the sale of Equity Securities of the Company; and/ or (b) Ordinary Shares issued or issuable in connection with execution and performance of sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements with a Strategic Partner. “Strategic Partner” shall mean a strategic partner deemed as such by the Board of Directors, provided however that, the issuances under sub-sections (a) and (b) above shall not exceed, in the aggregate 3% of the Company’s share capital, on a Fully Diluted basis.

(8) Ordinary Shares issued or reserved for issuance upon exercise of options granted to non-profit organizations in the context of a charitable donation by the Company, whether under an employee share option plan or under other arrangements, all as approved by the Company’s Board of Directors provided however that, the issuances or reservation under this Sub-Article (8) above shall not exceed, in the aggregate, 1% of the Company’s share capital, on a Fully Diluted basis.

(9) Securities issued pursuant to Section 1.3 of the Round A SPA.

(ii) Reserved.

(iii) Adjustments of Conversion Price for Certain Splits and Combinations. The Conversion Price shall be subject to adjustments from time to time as follows:

(A) Subdivisions or Combinations. If the Company subdivides or combines its Ordinary Shares, then the Conversion Price then in effect for each series of Preferred Shares shall, immediately before the subdivision or combination, be (i) proportionately reduced, in case of subdivision of shares without effecting a comparable subdivision of any series of Preferred Shares, as at the effective date of such subdivision, so that the number of Ordinary Shares issuable upon conversion of such series of Preferred Shares shall be proportionately increased, or (ii) proportionately increased, in the case of combination of shares into a smaller number of shares without effecting a comparable combination of any series of Preferred Shares, as the effective date of such combination, so that the number of Ordinary Shares issuable upon conversion of such series of Preferred Shares shall be proportionately decreased. Any adjustment under this Article 9(e)(iii)(A) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(B) Distribution of Share Dividends (Bonus Shares). If the Company at any time pays a dividend, with respect to its Ordinary Shares only, payable in additional shares of Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Ordinary Shares, without any comparable payment or Distribution to the holders of Preferred Shares (hereinafter referred to as “Ordinary Shares Equivalents”), then the Conversion Price for each Preferred Share shall be adjusted as at the date of such payment to that price determined by multiplying the Conversion Price in effect immediately prior to such payment by a fraction, the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to Ordinary Shares Equivalents prior to the payment of such dividend, and the denominator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents immediately after the payment of such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

(f)	Recapitalizations. Following the consummation of the recapitalization pursuant to Section 1.3 of the Round A SPA, if at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or Distribution of share dividend provided for elsewhere in this Article), provisions shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustments shall be made in the application of the provisions of this Article 9(f) with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article 9(f) (including adjustments of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(g)	Adjustments Cumulative. Each of the adjustments pursuant to this Article 9 shall be applied individually and cumulatively upon the occurrence of any of the events specified therein, and shall apply from and after the date of these Articles to all registered Preferred Shares.

(h)	No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 9 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 9 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(i)	No Fractional Shares. No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of shares of Ordinary Shares to be issued shall be rounded to the nearest whole share.

(j)	Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 9, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate, duly executed by the Company’s CEO, setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the reasonable written request of any holder of Preferred Shares, furnish or cause to be furnished to such holder a certificate, duly executed by the Company’s CEO, setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

(k)	Notice of Record Date. In the event of (A) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash Dividend) or other Distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least ten (10) days prior to the date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, Deemed Liquidation Event, Distribution or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as of when the holders of record of Ordinary Shares and Preferred Shares (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, Deemed Liquidation Event, Distribution or winding up.

(l)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes.

10.	Increase of Share Capital

(a)	Subject to the provisions of these Articles, including without limitation the provisions of Article 80 and Article 81, the Company may, from time to time by a resolution in a general meeting of the Company’s Shareholders (a “General Meeting”) following an affirmative recommendation of the Board, increase its share capital by the creation of new shares. Any such increase shall be divided into shares which shall confer such rights and preferences, and shall be subject to such restrictions, as the resolution approving the creation of such shares shall provide. Except to the extent otherwise provided in the resolution creating such new shares, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

11.	Special Rights; Modifications of Rights

(a)	Without prejudice to any special rights previously conferred upon the holders of shares in the Company, and subject to these Articles, including without limitations, Article 80 and Article 81, the Company may, from time to time, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in the resolution pursuant to which such shares are created.

(b)	If at any time the share capital is divided into different classes of shares, the rights attached to any class may be modified or abrogated by the Company, solely subject to the consent in writing of the holders of a majority of the issued shares of such class or the sanction of a resolution passed by majority at a separate General Meeting of the holders of the shares of such class and any additional approvals as may be required under these Articles, including without limitation, Article 80 and Article 81. It is hereby clarified that (i) the enlargement of an existing class of shares; (ii) the issuance of additional shares thereof; (iii) the creation of a new class of shares including the senior rights, preferences and privileges attached thereto or the issuance of shares thereof; (iv) any change of rights due to decrease in holding percentage; or (v) a change which applies substantially in the same manner, and having substantially the same effect, pari passu, to all classes - in each case - shall not be deemed, for purposes of this Article 11(b), to be a modification or abrogation of the rights attached to the previously issued shares of such class or of any other class.

(c)	The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class.

(d)	Subject to the foregoing, to the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, including without limitation, Article 80 and Article 81 below, all Shareholders of the Company shall vote together as a single class on any matter presented to the Shareholders and all matters shall require the approval by the holders of a majority of the voting power of the Company represented at the meeting of all Shareholders of all classes voting together as a single class, on as- converted basis, including, without limitation, any amendment to these Articles, any issuance of securities of the Company (including, without limitation, the increase of the authorized number of shares of an existing class of shares the creation of a new class of shares with equal or superior rights to any of the existing class of shares), or any transaction under Sections 341 or 350 of the Israeli Companies Law. Notwithstanding the foregoing, and without derogating from any additional consent required under Article 80 and Article 81 below, any amendment of any provision of these Articles of Association which improves, or derogates from, the rights, powers, preferences or privileges of any class or series of the Company’s issued share capital without correspondingly improving, or derogating from, the rights, powers, preferences or privileges of all classes and series of the Company’s issued share capital shall require the consent of (a) the holders of a majority of any such class and/or series the rights of which have not been correspondingly improved, if such amendment improved the rights, powers, preferences or privileges of certain (but not all) classes or series of the Company’s issued share capital, or (b) the holders of a majority of any such class and/or series the rights of which were derogated, if such amendment derogates from the rights, powers, preferences or privileges of certain (but not all) classes or series of the Company’s issued share capital.

(e)	It is hereby clarified that no holder of a certain class shall be banned from participating and voting in a separate General Meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. For illustration purposes, in the event that a certain Shareholder is a holder of both Preferred Shares and Ordinary Shares, while another Shareholder is a holder of Preferred Shares alone, the Shareholder holding two classes of shares shall not be banned from voting on a resolution which adversely affects the rights of the Preferred Shares, irrespective of the effect such change shall have on the Ordinary Shares. Any provision contained herein to the contrary notwithstanding, subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, solely due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

(f)	Any right granted specifically to a shareholder by name under these Articles may not be amended, terminated or waived, without, in addition to any other requirement set forth in these Articles (if applicable), the written consent of such shareholder, unless such right has expired in accordance with its terms. Any provision of these Articles requiring a special consent by a specified majority of holders of a specified class or classes of Shares may not be amended, by amendment, merger, consolidation or otherwise, without the consent of such specified majority of holders of such class or classes of Shares, unless such right has expired in accordance with its terms[1].

12.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

(a)	The Company may, from time to time, (subject, however, to the provisions of Articles 11 and 80 and 81 hereof and to applicable law):

(i)	consolidate and divide all or any of its issued or unissued share capital;

(ii)	subdivide its shares (issued or unissued) or any of them (subject to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

(iii)	cancel any shares which, at the date of the adoption of such resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(iv)	reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

(b)	With respect to any consolidation of issued shares, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

(i)	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(ii)	redeem, in the case of redeemable preference shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iii)	cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 12(b)(iii).

SHARES

13.	Issuance of Share Certificates; Replacement of Lost Certificates

(a)	Share certificates shall be issued under the rubber stamp of the Company and shall bear the signature of a Director or of any other person or persons authorized thereto by the Board of Directors.

(b)	Each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

(c)	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Share register of the Company (the “Share Register”) in respect of such co-ownership.

(d)	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

14.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

15.	Allotment of Shares; Pre-emptive Rights; Strategic Stand-Still

(a)	Allotment of Shares. Subject to the provisions of these Articles, including without limitation, Article 80 and Article 81, the shares of the Company shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 17), and either at zero or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at zero or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

(b)	Pre-emptive Rights. Until an IPO, (i) each Major Shareholder (and, subject to the written consent of the holders of at least fifty percent (50%) of the issued and outstanding Preferred Shares, each other Shareholder); and (ii) solely in the context of a round of equity financing in the Company at a price per share that is below the Conversion Price of the most senior Preferred Shares then in effect (a “Down Round”) the Founder (each under subsections (i) and (ii) in this Article, an “Eligible Shareholder”), has a preemptive right to purchase its pro rata portion of New Securities (as defined below) that the Company may, from time to time, propose to issue and allot and a right of overallotment to purchase up to all New Securities not purchased by the other Eligible Shareholders as described below, as detailed below. An Eligible Shareholder’s pro rata share shall be the ratio of the number of shares of the Company’s Ordinary Shares (assuming for purposes of this Article that all Preferred Shares have been converted into Ordinary Shares) then held by such Eligible Shareholder, as of the date of the Rights Notice (as defined in subarticle 15(b)(iii)), to the sum of the total number of Ordinary Shares as of such date (assuming the conversion into Ordinary Shares of all outstanding Preferred Shares) held by all Eligible Shareholders. This right of first refusal shall be subject to the following provisions:

(i)	“New Securities” shall mean any Equity Securities, whether now or hereafter authorized, and rights, options, or warrants to purchase Equity Securities, and securities of any type whatsoever that are, or may become, convertible into Equity Securities; provided, however, that “New Securities” shall not include:

(a)	Ordinary Shares issued or reserved for issuance upon exercise of options granted under a plan or other arrangements approved by the Company’s Board of Directors and granted to officers, directors, employees or consultants of the Company or a subsidiary;

(b)	Ordinary Shares issued upon conversion of the Preferred Shares;

(c)	Ordinary Shares issued pursuant to the IPO;

(d)	securities which the Preferred Majority agree in writing will not be included within the definition of “New Securities”, provided however that, if such issuance of securities is made as part of a Down Round , the exclusion of such issuance from the definition of “New Securities” shall also require the prior written consent of the Founder.

(e)	shares issued in connection with share splits, the issuance of Bonus Shares and similar events on the basis of such Shareholder’s pro-rata share of all outstanding shares of the Company on an as-if-converted basis;

(f)	(a) Ordinary Shares issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Company the principal purpose of which is other than the raising of capital through the sale of Equity Securities of the Company; and/ or

(b)	Ordinary Shares issued or issuable in connection with execution and performance of sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements with a Strategic Partner. The issuances under sub-sections (a) and (b) above shall not exceed, in the aggregate, 3% of the Company’s share capital, on a Fully Diluted basis, or

(g)	Ordinary Shares issued or reserved for issuance upon exercise of options granted to non-profit organizations in the context of a charitable donation by the Company, whether under an employee share option plan or under other arrangements, all as approved by the Company’s Board of Directors provided however that, the issuances under this Article (g) shall not exceed, in the aggregate, 1% of the Company’s share capital, on a Fully Diluted basis.

(ii)	If the Company proposes to issue New Securities, it shall give each Eligible Shareholder written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that the Eligible Shareholder has the right to purchase under this Article 15. Each Eligible Shareholder shall have fourteen (14) days from delivery of the Rights Notice to agree to purchase all, more or any part of its pro-rata share of such New Securities. In the event that according to the Rights Notices an Eligible Shareholder entitled to the right of over-allotment offers to purchase such number of New Securities which is a greater number than the number of the New Securities actually offered pursuant to the pre-emptive right, then the New Securities which are available for the overallotment shall be sold to the shareholders which sent the Rights Notices on a pro rata basis which shall be calculated by dividing (a) the number of shares held by each such shareholder on the date of the applicable Rights Notice, by

(b)	the aggregate number of shares held by all the shareholders who sent Rights Notices on the date of their applicable Rights Notices and are entitled to the right of over-allotment (all on an As-Converted basis). The Company shall notify each shareholder who sent a Rights Notice of the portion of New Securities it is entitled to purchase in accordance with the terms hereof promptly after the end of the said fourteen (14) day period (the “Company’s Notice”). In no event shall any Eligible Shareholder be required to purchase from the Company a portion of shares greater than the portion set under its Rights Notice.

(iii)	If the Eligible Shareholders fail to purchase in full all of the New Securities proposed by the Company to be issued within the period or periods specified in Article 15(b)(ii), the Company shall have ninety (90) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold the New Securities within said ninety (90) day period the Company shall not thereafter issue or allot any New Securities without first offering such securities to the Eligible Shareholders in the manner provided above.

(iv)	The provisions of Section 290 of the Companies Law will not apply to the Company.

(v)	An Eligible Shareholder shall not assign all or part of its rights to participate in a given Rights Notice except to its Permitted Transferee(s).

(c)	Strategic Stand-Still. Except in connection with the sale of all or substantially all of the Company’s issued shares, the Company shall not issue, and no Shareholder shall transfer, any securities of the Company or grant any right with respect to such securities (any such action, a “Grant”), to a strategic investor, deemed as such by the majority of the Board of Directors (including to its affiliates and/or other parties acting in concert with it; the “Strategic Acquirers”) if following such Grant, the Strategic Acquirers will hold (beneficially or of record) or have the right to acquire or the right to vote or direct the vote of, securities of the Company which constitute, or are convertible into, in the aggregate, more than twenty percent (20%) of the Company’s issued share capital, unless the holders of at least fifty percent (50%) of the Preferred Shares have provided their prior written consent to such Grant (the “Written Consent”), and then, only on the terms and conditions set forth in the Written Consent. The Written Consent shall be required also for any additional Grant to a Strategic Acquirer which has already received a Written Consent with respect to a prior Grant.

16.	Payment in Installments

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

17.	Calls on Shares

(a)	The Board of Directors may, from time to time, make such calls as it may think appropriate upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

(b)	Notice of any call shall be given in writing to the Shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

(c)	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

(d)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

(e)	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

(f)	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

18.	Prepayment

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of such Shareholder’s shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 18 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

19.	Forfeiture and Surrender

(a)	If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

(b)	Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non- payment of the same amount.

(c)	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)	Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

(f)	Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 17(e) above, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

(g)	The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 19.

20.	Lien

(a)	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for such Shareholder’s debts in connection with the consideration for the shares, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existent on such shares immediately prior to such transfer.

(b)	The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, or such Shareholder’s executors or administrators.

(c)	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the Shareholder, such Shareholder’s executors, administrators or assigns.

21.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Share Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after such purchaser’s name has been entered in the Share Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

22.	Redeemable Shares

The Board of Directors may, subject to the provisions of the Companies Law, issue redeemable shares and redeem the same.

TRANSFER OF SHARES

23.	Effectiveness and Registration

(a)	Other than a Transfer to a Permitted Transferee, no Transfer of shares in the Company, and no assignment of an option to acquire such shares from the Company, shall be effective unless the transfer or assignment has been approved by the Board of Directors, but the Board of Directors shall not unreasonably withhold its approval of any such transfer or assignment made in accordance with this Article 23 and Articles, 24, 25, 26 and 27.

(b)	No transfer of shares shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Share Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a reasonable fee for the registration of a transfer.

(c)	Any other provision of these Articles to the contrary notwithstanding, prior to an IPO no transfers of shares in the Company may be made to a competitor of the Company, as deemed by the Board of Directors of the Company, unless

(i) sold in connection with a sale of all, or substantially all, the Company’s shares or assets, or (ii) approved in advance in writing by the Board of Directors.

24.	Right of First Refusal

Without derogating from the provisions of Article 23, until an IPO, any Transfer of shares in the Company, other than to a Permitted Transferee (as defined below) by a Shareholder, shall be subject to the following:

(a)	Any Shareholder proposing to Transfer all or any of its shares (the “Offeror”), shall first request the Company, by written notice (which shall contain all the information necessary to enable the Company so to do), to offer such shares (the “Offered Shares”), on the terms of the proposed transfer, to all Major Shareholders (in this Article, the “Offerees”). The Company shall comply with such request by sending the Offerees a written notice (the “Offer”), stating therein (a) the identity of the Offeror and of the proposed purchaser (the “Buyer”); (b) the number of Offered Shares to be sold or transferred to the Buyer; and (c) the price, terms and conditions of the proposed sale or transfer to the Buyer. Each Offeree shall have fourteen (14) days from the date of receipt of the Offer to agree to purchase all or any part of the Offered Shares as detailed below (including the Offered Shares of the Founder), for the price and upon the terms and conditions specified in the Offer, by giving written notice to the Company and such Offeror stating therein the number of shares to be purchased. An Offeree’s pro rata share shall be the ratio of the number of shares of the Company’s Ordinary Shares then held by such Offeree (on an As-Converted basis), as of the date of the Offer, to the sum of the total number of Ordinary Shares (on an As-Converted basis) held by all the Offerees as of such date. If any Offeree fails to provide such notice that it agrees to purchase its full pro rata share within such fourteen (14) day period, the Offeror selling such Offered Shares will give the Offerees who did so agree (the “Electing Shareholders”) notice of the number of Offered Shares which were not subscribed for. Each Electing Shareholder shall have seven (7) days from the date of such notice to provide notice that it agrees to purchase all or any part of the pro rata share with respect to the Offered Shares not purchased by such other Offerees; such fourteen (14) day period and seven (7) day period is hereinafter referred to as the “Option Period”.

(b)	If Offerees agree to purchase in the aggregate more than 100% of the Offered Shares, such Offered Shares shall be sold to the Offerees who so agreed as follows: (i) first, the amount up to its pro-rata share that each such Offeree agreed to purchase will be sold to that Offeree, and (ii) second, any remaining shares will be divided among the Offerees that agreed to purchase more than their pro rata shares, in accordance with their respective pro-rata shares (such that no Offeree will be required to purchase more than the amount it agreed to purchase).

(c)	To the extent that the Offeree(s) fail to agree to purchase all of the Offered Shares within the Option Period, then the Offerees shall not be entitled to purchase any of the Offered Shares (unless otherwise agreed by the Offeror) and such Offeror shall have ninety (90) days after the expiration of the Option Period to sell the Offered Shares to the Buyer at the price and upon terms and conditions no more favorable to the Buyer than specified in the Offer pursuant to this Article 24. In the event that such Offeror has not sold such Offered Shares to the Buyer within ninety (90) days after the expiration of the Option Period, or wishes to transfer any such shares at a price per share which is lower than that set forth in the notice, or upon terms different from those previously offered to the Offerees, then such Offeror shall not thereafter sell any shares without first offering such shares to the Offerees in the manner provided above.

(d)	An Offeree shall not assign all or part of its rights to participate in a given Offer except to its Permitted Transferee(s).

(e)	The provisions of this Article will not apply to a sale of all or substantially all of the shares of the Company.

25.	Rights of Co-Sale

Subject to Article 24, until an IPO, the Major Shareholders shall have a right of co-sale with respect to sales or transfers by the Founder, as follows:

(a)	With respect to an Offer by an Offeror that is a Founder, a Major Shareholder which has, following receipt of the Offer pursuant to Article 24(a), waives, or fails to exercise, its right to participate in the purchase of the Offered Shares under Article 24(a) and in lieu, expressed a desire to participate in the sale of the Offered Shares to the Buyer or the Electing Shareholders under this Article, as the case may be, in the transaction (a “Participating Shareholder”), shall have a right of co-sale on the terms described below to sell not more than such Participating Shareholder’s pro-rata share of the shares that the Offeror proposes to transfer. A Participating Shareholder’s pro-rata share shall be the ratio of the number of shares of the Ordinary Shares then held by such Shareholder (on an as-converted basis), as of the date of the Offer, to the sum of the total number of Ordinary Shares (on an as-converted basis) held by all the Participating Shareholders and the Offeror as of such date. Each Participating Shareholder shall exercise its right of co-sale by delivering a notice of exercise (the “Election Notice”) to the Offeror (with a copy to the Company) within fourteen (14) days following receipt of the Offer. Major Shareholders who shall not have given an Election Notice within the fourteen (14) day period shall be conclusively deemed to have waived their rights under this Article. The Participating Shareholder shall specify in the Election Notice the number of shares (up to its pro-rata share) such Participating Shareholder desires to sell and, in doing so, will be obligated to the terms agreed upon between the Offeror and the Buyer, as specified in the Offer.

(b)	The Offeror shall be entitled to sell to the Buyer or the Electing Shareholders, as the case may be, according to the terms set forth in the Offer, that number of its/his own shares specified in the Offer less the number of shares the Participating Shareholders have elected to sell pursuant to Article 24(a).

(c)	In the event that the Buyer (or any Electing Holders exercising their first refusal rights) is not willing to purchase securities from any Participating Shareholder in the same proportion as aforesaid, then the Founder shall not be permitted to transfer the Offered Shares pursuant to the proposed Transfer and any such Transfer will not be recognized by the Company unless the Founder purchases such securities of such Participating Shareholders for the same price per share and on the same terms and conditions offered by the Buyer to the Founder.

(d)	The provisions of this Article will not apply to a sale of all or substantially all of the shares of the Company.

26.	Founder No-Sale

Prior to an IPO, the Founder shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber any of his shares in the Company, other than to a Permitted Transferee or in connection with a sale of all or substantially all of the shares of the Company; provided that the Founder shall be entitled to sell, assign, or transfer, subject to Articles 24 and 25 above during any 12 month period up to 10% of his shares in the Company, which in the aggregate shall not exceed 25% of the aggregate number of shares held by the Founder.

27.	Permitted Transfers

Notwithstanding the provisions of Articles 24, 25 and 26, any of the Shareholders may freely transfer its shares to the following (“Permitted Transferees”): (i) in the case of transfers from a Shareholder which is an entity, to any person or entity which controls, is controlled by or is under common control with, such Shareholder; as to any Shareholder which is a general or limited partnership, assignments and transfers to its partners and to affiliated partnerships managed by the same management company or managing general partner or by a person or entity which controls, is controlled by, or is under common control with, such management company or managing general partner; and as to any Shareholder which is a corporation, assignments and transfers to any person or entity which is a shareholder of such corporation; (ii) an entity that acquires shares of the Company as part of a sale of shares involving a portfolio of several companies, except for the entities listed on List One or List Two of Exhibit A of an Agreement between Applied Ventures LLC and the Company dated April, 2009, as updated from time to time; (iii) in the case of transfers from a Shareholder who is a trustee to its beneficiaries or an alternate trustee for the same beneficiaries and from such beneficiaries to such trustee; (iv) in the case of transfers from an individual, to such person’s spouse, siblings, ancestors and descendants, any spouse of such sibling, ancestors or descendants, or any trust for the benefit of such person or to any entity which is wholly owned by such individual; (v) in the case of transfers made by any of entity within Sinowisdom Group (as defined in that certain that certain Series B Share Purchase Agreement, dated as of July 21, 2011 between the Company and the investors therein), in addition to the Permitted Transferees under this Article 27, to any entity within the Sinowisdom Group, to Sinowisdom Management or any fund under common management with Sinowisdom Management, to any of Sinowisdom Management limited or general partners (currently and/or joining or created in the future), its officers and its directors, and/or to any person or entity controlled by, controlling or under common control with Sinowisdom Management or any entity within Sinowisdom Group; (vi) in the case of transfers made by any of entity in the Shanghai Group (as defined below), in addition to the Permitted Transferees under this Article, to any other entity within the Shanghai Group, to its or their officers and its directors and/or to any person or entity controlled by, controlling or under common control with any entity in Shanghai Group; (vii) in the case of transfers made by any of entity in the Alumot Group, in addition to the Permitted Transferees under this Article, to any other entity within the Alumot Group, to its or their officers and its directors and/or to any person or entity controlled by, controlling or under common control with any entity in Alumot Group; (viii) in the case of transfers made by CCF, in addition to the Permitted Transferees under this Article: (a) to an entity that acquires all or substantially all of the portfolio companies held by CCF; (b) to any entity in which the members or partners of the general partner of CCF, whether direct or indirect (i.e., through an unbroken chain of entities), are also members or partners of such entity’s general partner or managing entity; or (c) to any of the limited partners and general partners of CCF; (ix) in the case of transfers made by any of entity in the GEOC Group (as defined below), in addition to the Permitted Transferees under this Article, (a) to any other entity within the GEOC Group, to its or their officers and its directors and/or to any person or entity controlled by, controlling or under common control with any entity in GEOC Group; (b) to an entity that acquires all or substantially all of the portfolio companies held by any member of the GEOC Group; (c) to any entity in which the members or partners of the general partner of any member of the GEOC Group, whether direct or indirect (i.e., through an unbroken chain of entities), are also members or partners of such entity’s general partner or managing entity; (x) in the case of transfers made by CIRTech SPV I Investments Limited, in addition to the Permitted Transferees under this Article, to Cirtech RN, L.P. and/or Cirtech TH Fund, L.P and any party which would have been a Permitted Transferee of either Cirtech RN, L.P. or Cirtech TH Fund,

L.P if such parties were Shareholders of the Company; (xi) in the case of transfers made by ARCHina Capital Fund II L.P, in addition to the Permitted Transferees under this Article, to ARCHina XJet; (xii) in the case of transfers made by Merchant Club, in addition to the Permitted Transferees under this Article, also each of the Merchant Club; (xiii) in the case of transfers made by Abraxilev Ltd., in addition to the Permitted Transferees under this Article, to its officers and its directors and/or to any person or entity controlled by, controlling or under common control with Abraxilev Ltd., as well as to Abraxilev Ltd.’s beneficiaries for which Abraxilev Ltd. is serving as trustee and from any such beneficiary to any other such beneficiary, and (xiv) in the case of transfers made by Go Capital And EOC, in addition to the Permitted Transferees under this Article, to Infinity Global Fund III LP.

Any Permitted Transferee of a Shareholder (including without limitations, the Founder), shall remain subject to the terms of Articles 24, 25 and 26 (with respect to the Founder) as if the shares of the Company transferred to them are still held by such Shareholder.

28.	Suspension of Registration

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the annual General Meeting (“Annual General Meeting”).

BRING-ALONG

29.	Bring-Along

(a)	Until an IPO and notwithstanding anything herein to the contrary, subject to Article 80 and Article 81, in the event Shareholders holding 55% of the issued Ordinary Shares of the Company (assuming the conversion into Ordinary Shares of all outstanding Preferred Shares) (the “Proposing Shareholders”), accept an offer to sell all of their shares of the Company to a purchaser and such sale is conditioned upon the sale of all remaining shares of the Company to such purchaser or if the Company accepts an offer to sell all or substantially all of its assets, or accept the recommendation of the Board of Directors of the Company to consummate a merger with another Company (each, a “Transaction”), provided that proceeds from any and of the foregoing are to be distributed in accordance with Article 79 (‘Liquidation Preference ’), then:

(i)	at every meeting of the Shareholders of the Company (including class meetings, to the extent required under the Companies Law) called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders of the Company (or of a class or classes, to the extent required under the Companies Law) with respect to any of the following, the other Shareholders (such other Shareholders, collectively, the “Remaining Holders”) shall vote all shares of the Company that such Remaining Holders then hold or for which such Remaining Holders otherwise then have voting power (collectively, for the purposes of this Article, the “Shares”): (A) in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction, and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between the Company and any person or entity other than the party or parties to the Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Transaction or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled;

(ii)	if the Transaction is structured as a sale of shares, each Remaining Holder shall agree to sell all of the Shares and rights to acquire shares of the Company held by such Remaining Holder on the same terms and conditions which apply to all selling Shareholders, subject to sub-Articles (b) and (e) below and which are approved by the Proposing Shareholders;

(iii)	subject to sub-Article (e) below, each Remaining Holder shall take all actions reasonably required in connection with the consummation of the Transaction as requested by the Company or the Proposing Shareholders and shall, if requested by the Proposing Shareholders, execute and deliver any agreements prepared in connection with such Transaction which agreements are executed by the Proposing Shareholders; and

(iv)	the proceeds resulting from the Transaction shall be distributed among the Shareholders of the Company in accordance with the provisions of Article 79;

(v)	The provisions of Articles 24, 25 and 26 will not apply to a Transaction.

(b)	The aforesaid majority requirement is hereby determined also for the purposes of Sections 341, 350 (to the extent permitted by law) and 314-326 of the Companies Law, and the procedure set forth in Section 341 of the Companies Law regarding the method by which Shareholders who do not sign all related documentation shall be forced to sell their securities shall apply. It is hereby clarified that, if the Transaction is structured as a sale of shares, to the extent permitted by applicable law, the provisions of applicable law (including, in particular but without limitation, Sections 341, 314-326 and 350 of the Companies Law) to the contrary notwithstanding: (i) the price and other terms and conditions of a Transaction shall be considered to apply equally as to all Shareholders, if the application of such price and all such other terms and conditions to the respective shares of the Company held by each Shareholder is made based upon and in accordance with the respective rights, preferences and privileges applicable to such shares under these Articles (e.g., if each such share receives the respective portion of the proceeds of such proposed Transaction as determined pursuant to the provisions of Article 79 below); and (ii) any bonus, retention payment, monetary incentive, management compensation and/or any similar payment or arrangement, payable or offered in connection with the Transaction by either the Company or by the purchaser in the Transaction to any Shareholder of the Company who is also an employee and will continue to be an employee after the consummation of the Transaction separately from any payment or distribution to which such Shareholder is entitled by virtue of his ownership of shares in the Company, shall not be deemed contrary to the provisions of Sections 341, 314-326 and 350 of the Companies Law and Shareholders not receiving any such separate payment shall not be deemed, for purposes of Sections 341, 314-326 and 350 of the Companies Law, to be treated unequally compared to any Shareholders receiving such payment.

(c)	In the event that the aforesaid majority requirement is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of shares by the Remaining Holders shall be absolutely prohibited. In the event that a Shareholder is required and fails to surrender its share certificate in connection with the consummation of the Transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the person making the offer for the Transaction, and the Board of Directors shall be authorized to empower any two of its members to sign any document or take any such action on behalf of such Shareholders as well as to establish an escrow account, for the benefit of the Shareholder, into which the consideration for such shares represented by the cancelled share certificate shall be deposited and to appoint a trustee to administer such account. Each Shareholder recognizes and accepts that the powers granted to the Company and/or the Board of Directors as set forth above are granted in order to ensure and protect the rights of the other Shareholders and that therefore, such powers, upon the use thereof shall be irrevocable with respect to such matter or action with respect to which the Board has exercised such powers.

(d)	Notwithstanding anything in these Articles or, to the extent permitted, in any applicable law to the contrary, but subject, however, to Article 80 and Article 81 hereof, the approval of a Transaction, or any transaction consummated pursuant to Sections 341, 314-326 or 350 of the Companies Law, as the case may be, shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class.

(e)	Notwithstanding anything to the contrary in this Article 29:

(i)	The liability of any Shareholder required to sell Shares pursuant to this Article 29 with respect to any representation, warranty, indemnity or covenant made by such Shareholder in connection with a transaction for the sale or transfer of such Shares shall be several and not joint with any other person;

(ii)	The maximum aggregate liability of any Shareholder required to sell Shares pursuant to this Article 29, whether through indemnification or otherwise, shall be limited to the amount of consideration actually received by such Shareholder in connection with the sale of such Shares (other than exclusions for fraud and willful misconduct by such Shareholder);

(iii)	No Shareholder required to sell Shares pursuant to this Article 29 shall be required to amend, extend or terminate any contractual or other relationship which such Shareholder may have with the Company, the acquirer or their respective affiliates or subsidiaries, except for shareholder agreements relating to the Company to which such Shareholder is a party, and sections of these Articles, as amended, reflecting the terms of such shareholder agreements. It is hereby clarified that nothing herein shall limit the parties to such shareholders agreement to amend or terminate such agreement in accordance with its terms. For the avoidance of any doubt, the term “shareholder agreements” used in this sub-section shall include a side-letter agreement between Applied Ventures LLC and the Company dated April, 2009; For the avoidance of doubt, no Shareholder required to sell Shares pursuant to this Article 29 shall be required (in its capacity as shareholder) to enter into any non-competition agreement, nonsolicitation agreement or any other contractual agreement that restricts the activities of such Shareholder.

(f)	If any Proposing Shareholders are given an option as to the form and amount of consideration to be received, all Remaining Holders will be given the same option.

TRANSMISSION OF SHARES

30.	Decedents’ Shares

(a)	In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 30(b) have been effectively invoked.

(b)	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a Shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

31.	Receivers and Liquidators

(a)	The Company may recognize the receiver or liquidator of any corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder.

(b)	The receiver or liquidator of a corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL

32.	Annual General Meeting

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

33.	Extraordinary General Meetings

(a)	All General Meetings other than Annual General Meetings shall be called “Extraordinary General Meetings.”

(b)	The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obligated to do so upon requisition in writing in accordance with Sections 63 or 64 of the Companies Law.

34.	Notice of General Meetings; Omission to Give Notice

(a)	Unless all Shareholders entitled to receive such notice agree to a shorter period, not less than seven (7) days’ prior notice and no more than forty-five (45) days (not including the day of delivery but including the day of the meeting) shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued.

(b)	Non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting.

PROCEEDINGS AT GENERAL MEETINGS

35.	Quorum

(a)	Two or more Shareholders (not in default in payment of any sum referred to in Article 19(a)), present in person or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company (as a single class), shall constitute a quorum at General Meetings, provided, however, that Shareholders holding at least the Preferred Majority, acting together as a single class, shall constitute part of the lawful quorum for any such General Meeting discussion or vote. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business. General Meetings may be held telephonically or by any other means of communication, provided that each Shareholder participating in such meeting can hear all of the other Shareholders participating in such meeting.

(b)	If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment and notice of such adjourned meeting shall be delivered by email in accordance with these Articles. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Shareholders (not in default as aforesaid) present in person or by proxy, holding not less than 25% of the voting power of the Company shall constitute a quorum.

36.	Chairman

The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman, or if at any meeting such Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the Shareholders present shall choose someone of their number to be Chairman. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he or she is also a Shareholder or such proxy).

37.	Adoption of Resolutions at General Meetings

Subject to the provisions of Article 80 and Article 81 and the Companies Law:

(a)	A Resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

(b)	Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

(c)	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

38.	Resolutions in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by e-mail, letter or other means of transmitting such consent) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

39.	Power to Adjourn

The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

40.	Voting Power

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by such Shareholder of record (on an as-converted basis), on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means.

41.	Voting Rights

(a)	Shareholders other than holders of Preferred Shares (subject to the provisions of this Article 41), shall not be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by such Shareholder in respect of such Shareholder’s shares in the Company have been paid. For the avoidance of doubt, the holders of Preferred Shares shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat) irrespective of whether sums are payable by such holders in respect of such holders’ Preferred Shares.

(b)	A company or other corporate body being a Shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power that the latter could have exercised if it were an individual Shareholder. Upon the request of Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to the Chairman.

(c)	Any Shareholder entitled to vote may vote either personally, or by writing or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 41(b).

(d)	If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Share Register.

PROXIES

42.	Instrument of Appointment

(a)	The instrument appointing a proxy shall be in writing and in any usual or common form or in such other form as may be approved by the Board of Directors, including a form which provides for a continuing proxy until the occurrence of such date or event as is specified in the proxy. It shall be duly signed by the appointor or his duly authorized attorney or, if such appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

(b)	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

43.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death, liquidation or winding-up of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, liquidation, winding-up revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder may revoke the appointment by means of a written notice to the Chairman.

BOARD OF DIRECTORS

44.	Powers of Board of Directors

The Board of Directors shall determine the Company’s policies, oversee the activities of the Chief Executive Officer, and take such other actions as are described in Section 92 of the Companies Law. The authority conferred on the Board of Directors by this Article 44 shall be subject to the provisions of the Companies Law, of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

45.	Exercise of Powers of Directors

(a)	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

(b)	Subject to the provisions of Article 80 and Article 81, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by the vote of a majority of its members who are present at that meeting or conference call and entitled to participate at the meeting where such resolution is proposed and to vote thereon.

(c)	Pursuant to Section 103 of the Companies Law, the Board of Directors shall be authorized to approve resolutions without convening a meeting; provided, however, that each Director then entitled to attend and vote at a meeting of the Board of Directors has given consent to approve resolutions without convening a meeting. The Chairman shall prepare a written protocol of such a resolution and shall note each Director’s vote and the fact that the Directors consented to approve such a resolution without convening a meeting of the Board of Directors.

(d)	A resolution in writing signed by all of the Directors of the Company then entitled to attend and vote on the issue at stake (or any respective Alternate Director) or to which all such Directors have given their written consent (by e-mail, letter or other means of transmitting such consent) shall be deemed to have been unanimously adopted at a Board meeting that was duly convened and held.

46.	Delegation of Powers

(a)	Subject to Section 112 of the Companies Law, and the provisions of Articles 46(a)- 46(c), the Board of Directors may delegate any or all of its powers to committees, each consisting of three or more persons (all of whose members must be Directors, including all Major Shareholder Directors) (a “Committee”), and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

(b)	Without derogating from the provisions of Article 60, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think appropriate, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the terms and conditions of employment, of all such persons, and may require security in such cases and in such amounts as it thinks appropriate.

(c)	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

47.	Number of Directors, Election, Appointment and Removal of Directors

(i)	Directors. The Board of Directors of the Company shall consist of not more than seven (7) Directors which shall be appointed as follows:

(a)	Four Directors shall be appointed by the four Shareholders holding the largest number of the Company’s issued shares calculated on an As-Converted basis (each of the directors appointed under this sub-section (a), a “Major Shareholders Director”), out of which each such Shareholder shall appoint one director;

(b)	One Director shall be the Company’s Chief Executive Officer, for as long as the Chief Executive Officer is the Founder;

(c)	Up to three Directors shall be industry experts (“Industry Expert”) and shall be appointed as follows:

(i)	One Industry Expert shall be appointed by unanimous vote of the members of the Board of Directors then in office; and

(ii)	One Industry Expert shall be appointed by a majority of the members of the Board of Directors then in office.

(iii)	To the extent the Founder is not the Company’s Chief Executive Officer, the Founder shall be automatically appointed as an Industry Expert.

Subject to Article 52(b) below, any Director(s) may only be removed from office (by written notice) by the Shareholder(s), that designated/appointed such Director, and any vacancy, however created, in the Board of Directors may only be filled (by written notice) by the Shareholders or directors, as the case may be, that designated the previous incumbent of such vacancy; provided however that the Industry Experts may be removed from the Board of Directors by majority of the Directors then in office. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later. The shareholders of the Company will have no right to appoint director(s) except as provided in this Article.

48.	Reserved.

49.	Chairman of the Board of Directors

The chairman of the Board of Directors (the “Chairman”) shall be appointed by a unanimous decision of the Board of Directors. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixes for the meeting, or if the appointed Chairman is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. In the event of a deadlock with respect to any vote by the Board of Directors, the Chairman shall not have an additional (or second) or casting vote for the purposes of resolving the deadlock.

50.	Qualification of Directors

No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

51.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter.

52.	Vacation of Office

(a)	The office of a Director shall be vacated by the Director’s written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(b)	The office of a Director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) such Director’s death, (ii) such Director is convicted of an offense as described in Section 232 of the Companies Law, (iii) such Director is removed by a court of law in accordance with Section 233 of the Companies Law, (iv) such Director becomes legally incompetent, (v) if such Director an individual, such Director is declared bankrupt, (vi) if such Director is a corporate entity, upon its winding-up liquidation, whether voluntary or involuntary, or (vii) if the Shareholder that designated/appointed such Director is no longer entitled to appoint a Director.

53.	Remuneration of Directors

No Director shall be paid any remuneration by the Company for such Director’s services as a member of the Board of Directors, unless such remuneration has been approved pursuant to the provisions of the Companies Law.

54.	Conflict of Interests

Subject to the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

55.	Alternate Directors

(a)	A Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

(b)	Any notice given to the Company pursuant to Article 55(a) shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(c)	An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

(d)	Any natural person may act as an Alternate Director.

(e)	An Alternate Director shall alone be responsible for his own acts and defaults.

(f)	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 52, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

56.	Meetings

(a)	The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit. Meetings of the Board of Directors may be held telephonically, by video conference or by any other means of communication provided that each Director participating in such meeting can hear all of the other Directors participating in such meeting.

(b)	The Chairman of the Board of Directors, and in the absence of a Chairman, any Director, may, convene a meeting of the Board of Directors, but not less than two (2) days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting.

(c)	Upon the receipt of a written request under any of the following circumstances, the Chairman of the Board of Directors shall, and in the absence of a Chairman, any Director receiving such written request shall, convene a meeting of the Board of Directors, but not less than two (2) days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting:

(i)	upon the receipt of a written request from any of the Directors;

(ii)	upon the receipt of any written request from the Chief Executive Officer of the Company requesting an action of the Board of Directors; or

(iii)	upon the receipt of a written request from the accountant controller of the Company regarding material flaws in the oversight of the Company’s internal accounting methods.

57.	Quorum

(a)	A quorum at any meeting of the Board of Directors shall be constituted by the presence, in person or represented by an Alternate Director, of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman), including at least one Major Shareholder Director.

(b)	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to such time, date and place as the Chairman may determine, provided that not less than two (2) days’ written notice shall have been provided to each of the Directors of such meeting. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman) present in person or represented by an Alternate Director shall constitute a quorum, including at least one Major Shareholder Director.

58.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

MINUTES

59.	Minutes

(a)	Minutes of each General Meeting and of each meeting of the Board of Directors (or any committee thereof) shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

(b)	Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

CHIEF EXECUTIVE OFFICER

60.	Chief Executive Officer

(a)	The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officers(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including General Manager, Managing Director, Director General or any similar or dissimilar title). The appointment of the Chief Executive Officer(s) may be either for a fixed term or without any limitation of time. The Board of Directors may from time to time remove or dismiss the Chief Executive Officer(s) from office and appoint another or others in the Chief Executive Officer(s)’s place.

(b)	The Chief Executive Officer(s) shall manage the business of the Company, subject to the policies established by the Board of Directors, such limitations and restrictions as are set forth in these Articles or as the Board of Directors may from time to time prescribe, and the provisions of the Companies Law.

(c)	The Board of Directors may from time to time determine the Chief Executive Officer’s salary and other terms and conditions of the Chief Executive Officer’s employment, subject to the provisions of the Companies Law.

(d)	Subject to the provisions of the Companies Law, the Chief Executive Officer of the Company may appoint additional Officer Holders (as such term is defined in the Companies Law) of the Company (other than Directors and Chief Executive Officers), and determine the duties and powers of such Office Holders, and the terms and conditions of such Office Holders’ employment. The Chief Executive Officer shall notify the Board of each such appointment at the first meeting of the Board following such appointment; provided however that appointment the Chief Financial Officer(s) or Chief Technical Officer(s) shall require the Board’s approval.

INDEMNIFICATION AND INSURANCE

61.	Exemption From Duty Of Care

Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Board of Directors may resolve in advance to exempt an “Office Holder” (as such term is defined in the Companies Law) from all or part of such Officer Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company.

62.	Indemnification

(a)	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify any Office Holder to the fullest extent permitted by the Companies Law.

(b)	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder’s capacity as an Officer Holder of the Company:

(i)	monetary liability imposed on an Office Holder, or incurred by the Office Holder, in favor of another person pursuant to a judgment, including a judgment imposed on such Office Holder in a compromise or in an arbitration decision that was approved by a court of law;

(ii)	reasonable legal expenses, including attorney’s fees, which the Office Holder incurred due to an investigation or a proceeding instituted against the Office Holder by an authority competent to administrate such an investigation or proceeding, and that was “finalized without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) and “without any financial obligation imposed in lieu of criminal proceedings” (as defined in Section 260(a)(1A) of the Companies Law), or that was finalized without the filing of an indictment against the Office Holder but with financial obligation imposed on the Office Holder in lieu of criminal proceedings of an offense that does not require proof of criminal intent or in connection with a financial sanction;

(iii)	reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Officer Holder was charged by a court of law, in a proceeding brought against the Officer Holder, by the Company or by another on behalf of the Company, or in a criminal prosecution in which the Officer Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent;

(iv)	a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, 57281968 (the “Securities Law”), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’ 1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees;

(v)	expenses that the Office Holder incurred in connection with a proceeding under Chapter G1 of the Economic Competition Law, 57481988 (as amended from time to time, the “Competition Law”), including reasonable legal expenses, which term includes attorney fees; or

(vi)	any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Office Holder and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference.

(c)	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may undertake in advance to indemnify the Company’s Officer Holders (i) for those liabilities and expenses described in Sub-Article 62(b)(i), provided that the undertaking is limited to events that in the opinion of the Board of Directors are foreseeable in view of the Company’s activity at the time of the undertaking and limited in an amount or standard which the Board of Directors determines is reasonable under the circumstances, and (ii) for those liabilities and expenses described in Sub-Articles (ii), (iii), (iv), (v) or (vi).

63.	Insurance

(a)	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure an Office Holder for any liability that may be imposed on such Office Holder in connection with an act performed by such Officer Holder in such Office Holder’s capacity as an Officer Holder of the Company, with respect to each of the following:

(i)	violation of the duty of care of the Office Holder towards the Company or towards another person;

(ii)	breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that the action in question was in the best interests of the Company;

(iii)	a financial obligation imposed on the Office Holder for the benefit of another person;

(iv)	for a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees;

(v)	expenses that the Office Holder incurred in connection with a proceeding under Chapter G1 of the Competition Law, including reasonable legal expenses, which term includes attorney fees; or

(vi)	any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference.

(b)	Articles 61, 62 and 63(a) shall not apply under any of the following circumstances:

(i)	a breach of an Office Holder’s fiduciary duty, in which the Officer Holder did not act in good faith and with reasonable grounds to assume that the action in question was in the best interest of the Company;

(ii)	a grossly negligent or intentional violation of an Office Holder’s duty of care;

(iii)	an intentional action by an Office Holder in which such Officer Holder intended to reap a personal gain illegally; and

(iv)	a fine or ransom levied on an Office Holder.

(c)	The Company may procure insurance for or indemnify any person who is not an Office Holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and the Companies Law.

RIGHTS OF SIGNATURE AND RUBBER STAMP

64.	Rights of Signature and Rubber Stamp

The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company, together with the Company’s rubber stamp or the Company’s name in print or handwriting, shall bind the Company insofar as such person(s) acted and signed within the scope of such person’s authority.

DIVIDENDS

65.	Declaration of Dividends

Subject to Articles 79 and 80 and 81 and the provisions of the Companies Law, the Board of Directors may from time to time declare, and cause the Company to pay, such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company. The final dividend in respect of any fiscal period shall be proposed by the Board of Directors and shall be payable only after the same has been approved by a resolution of the shareholders of the Company. Such resolution may provide to for the payment of a final dividend of an amount less than that proposed by the Board of Directors for the payment of such final dividend, but no such resolution shall provide for the payment of an amount exceeding that proposed by the Board of Directors for the payment of such final dividend, and no such resolution or any failure to approve a final dividend shall affect any interim dividend theretofore declared and paid. The Board of Directors shall determine the time for payment of such dividends, both interim and final, and the record date for determining the shareholders entitled thereto.

66.	Reserved.

67.	Payment in Specie

Upon the recommendation of the Board of Directors approved by a Resolution of the Company, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of any other companies, or in any one or more of such ways.

68.	Implementation of Powers Under Articles 65 and 79

For the purpose of giving full effect to any resolution under Articles 65 and 79 the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may determine the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, or that fractions may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

69.	Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any shareholder in respect of a share any and all sums of money then payable by such shareholder to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

70.	Retention of Dividends

(a)	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 30 and 31, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

71.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of three (3) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

72.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

73.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

74.	Books of Account

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law. Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board of Directors may think appropriate, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors or by a Resolution of the Company.

75.	Fiscal Year

The Company’s fiscal year shall commence on January 1st and end on the following December 31st.

76.	Audit

(a)	As soon as practicable after the end of each fiscal year of the Company, the Company shall prepare a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with accepted accounting principles (the “Annual Financial Statements”). The Annual Financial Statements shall be audited for correctness by the Company’s auditor and shall be approved and signed by the Board of Directors.

(b)	From the date of the provision to the shareholders of a notice of an Annual General Meeting, and until the Annual General Meeting, the Company shall maintain at its principal office a copy of the Annual Financial Statements and shall make the Annual Financial Statements available to any shareholder who requests access to or a copy of the Annual Financial Statements.

77.	Auditors

(a)	The shareholders of the Company shall appoint an Auditor(s) of the Company at the Annual General Meeting. Such appointment shall be in force until the next Annual General Meeting or for a longer period if so resolved at the Annual General Meeting, but in no event after the third Annual General Meeting after the Annual General Meeting in which the Auditors were appointed. The shareholders of the Company may remove the Auditor(s) at any time.

(b)	The appointment and/or removal, authorities, rights and duties of the Auditor(s) of the Company shall be regulated by applicable law.

(c)	The Board of Directors shall determine the remuneration of the Auditor(s) and report to the shareholders on such remuneration at the Annual General Meeting.

NOTICES

78.	Notices

(a)	Any written notice or other document may be served by the Company upon any shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such shareholder at such shareholder’s address as described in the Share Register or such other address as such shareholder may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any shareholder upon the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its registered office. Any such notice or other document shall be deemed to have been served two (2) business days after it has been posted (five (5) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two (2) days or five (5) days, as the case may be, after it has been posted, or when actually tendered in person, to such shareholder (or to the Secretary or the Chief Executive Officer); provided, however, that notice may be sent by e-mail or other electronic means as aforesaid, and such notice shall be deemed to have been given twenty-four (24) hours after such e-mail or other electronic communication has been sent or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 78(a).

(b)	All notices to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Share Register, and any notice so given shall be sufficient notice to the holders of such share.

DISTRIBUTION PREFERENCE

79.	In the event of (i) any dissolution, liquidation, bankruptcy, or reorganization or winding- up of the Company (collectively, a “Liquidation”), or (ii) any Distribution, or (iii) a Deemed Liquidation Event (each of (i), (ii) and (iii), a “Distribution Event”), then all dividends, assets and proceeds legally available for distribution to the Shareholders in such event (the “Distributable Proceeds”) shall be distributed among the Shareholders according to the following order of preference.

(a)	First, each holder of Preferred A-3 Shares shall be entitled to receive, prior to any distribution to any other Shareholder of the Company, on a pari passu basis with the other holders of Preferred A-3 Shares, in respect of each Preferred A-3 Share held by it, an amount per share equal to the higher of (A) its Original Issue Price (after adjustment pursuant to Article 9(e)),plus an amount equal to all declared but unpaid dividends on each such Preferred A-3 Share, less the amount of distributions, including any dividends, actually received in any prior Distribution Event (such amount, the “Preferred A-3 Preference Amount”), prior and in preference to all other holders of shares of the Company; and (B) without the need to actually convert the Preferred A-3 Shares into Ordinary Shares, the amount that would have been received by each holder of Preferred A-3 Shares if such Preferred A-3 Shares were converted into Ordinary Shares immediately prior to the Distribution Event. If upon the occurrence of such Distribution Event, the Distributable Proceeds shall be insufficient to permit the full payment of the Preferred A-3 Preference Amount, then the Distributable Proceeds shall be distributed ratably among all the holders of Preferred A-3 Shares only, and in proportion to the preferential amounts such Shareholders would otherwise be entitled to receive as specified above.

(b)	Second, following payment of the Preferred A-3 Preference Amount in full pursuant to sub article 79(a), each holder of Preferred Shares (which are not Preferred A-3 Shares) shall be entitled to receive, prior to any distribution to any holder of Ordinary Shares, on a pari passu basis with the other holders of Preferred Shares (which are not Preferred A-3 Shares), in respect of each Preferred Share (which is not Preferred A-3 Shares) held by it, an amount per share equal to the higher of (A) its Original Issue Price (after adjustment pursuant to Article 9(e)),plus an amount equal to all declared but unpaid dividends on each such Preferred Share (which is not Preferred A-3 Shares), less the amount of distributions, including any dividends, actually received in any prior Distribution Event (such amount, the “Preferred A/A-1/A-2 Preference Amount”), prior and in preference to all other holders of Ordinary Shares of the Company; and (B) without the need to actually convert the Preferred Shares into Ordinary Shares, the amount that would have been received by each holder of Preferred Shares (which are not Preferred A-3 Shares) if such Preferred Shares were converted into Ordinary Shares immediately prior to the Distribution Event. If upon the occurrence of such Distribution Event, the Distributable Proceeds shall be insufficient to permit the full payment of the Preferred A/A-1/A-2 Preference Amount, then the Distributable Proceeds shall be distributed ratably among all the holders of Preferred Shares (which are not Preferred A-3 Shares) only, and in proportion to the preferential amounts such Shareholders would otherwise be entitled to receive as specified above.

(c)	Third, following payment of the Preferred A-3 Preference Amount in full pursuant to sub article 79(a) and the payment of the Preferred A/A-1/A-2 Preference Amount in full pursuant to sub article 79(b), the remaining Distributable Proceeds available for distribution (if at all) shall be distributed among the holders of Ordinary Shares (excluding for such purposes any Ordinary Shares issued upon the conversion of Preferred Shares who received their Preferred A-3 Preference Amount and/or Preferred A/A-1/A-2 Preference Amount pursuant to Articles 79(a) and/or 79(b) above) on a pro rata basis in proportion to the number of Ordinary Shares held by the respective holders thereof.

MAJOR DECISIONS

80.	Until an IPO, any action or resolution of the Company or any subsidiary thereof regarding any of the following issues shall require the prior written consent of the Preferred Majority:

(a)	amending or otherwise modifying the Company’s Articles of Association in a manner that alters or changes the rights, preferences, or privileges of the Preferred Shares, it being clarified that: (i) the enlargement of an existing class of shares other than enlargement of the class of the Preferred Shares; (ii) the issuance of additional shares thereof, other than issuance of Preferred Shares; (iii) the creation of a new class of shares which has equal or senior rights, preferences and privileges attached thereto or the issuance of shares thereof provided that the rights granted to such superior class of shares with respect to liquidation preference, dividend preference, anti-dilution, voting etc. are substantially similar to those granted to the Preferred Shares, except for their priority over the Preferred Shares and their participation in preemptive rights, rights of first refusal, registration rights and similar rights is on the same terms and on a pro-rata basis with the Preferred Shares; and (iv) any change of rights due to decrease in holding percentage (each of (i)-(iv) a “Linear Progression Caveat”), shall not be deemed as an action which shall require the prior written consent of the Preferred Majority;

(b)	creating or issuing any class or series of shares or other securities having rights or a preference equal or superior to the Preferred Shares other than in a circumstance of a Linear Progression Caveat;

(c)	effecting a merger, reorganization, sale or other disposal of all or substantially all of the Company’s shares or assets;

(d)	declaration or payment of any dividend or other Distribution to shareholders of cash, shares, or other assets;

(e)	effecting an IPO or a Deemed Liquidation Event;

(f)	approval of any transaction the approval of which is required in accordance with Section 270 of the Companies Law;

(g)	creating any mortgage, pledge or other security interest in all or substantially all of the property of the Company or a subsidiary;

(h)	any sale or transfer or grant of an exclusive license to all or substantially all of the intellectual property of the Company, or grant of any perpetual or long term (greater than 7 years) exclusive license for: (i) manufacturing or supply using all or a material part of the Company’s technology or intellectual property (ii) any major market (e.g. USA, Japan, China, etc. or an aggregation of a few countries) to use all or a material part of the Company’s technology or intellectual property;

(i)	effects any dissolution, liquidation or other winding up of the Company or any subsidiary or the cessation of all or a substantial part of the business of the Company or any subsidiary;

(j)	causes any material change in the business of the Company; and

(k)	any amendment or modification of the Company’s Articles of Association, other than in a circumstance of a Linear Progression Caveat; provided that this sub-Article 80(k) shall only apply as long as the Preferred Shares constitute at least 15% of the Company’s issued and outstanding share capital, on a Fully Diluted basis.

81.	Until an IPO, any action or resolution of the Company or any subsidiary thereof regarding the Company’s local manufacturing in China, including but not limited to the following activities, shall require the prior written consent of Lucion:

(a)	Establishing any manufacturing factory or facility in China; and

(b)	Entering into any manufacturing contract with any Chinese local manufacturer.

SHAREHOLDER GROUP

82.	The Company’s shares held at any time by HT Capital, Solar Dynasty Holdings Limited (Hangzhou Jiantong Group), Eagle King Enterprises Limited and Sheng Yu Holdings Limited and any of their Permitted Transferees (the “Shanghai Group”) will be aggregated for the purpose of determining the rights of their holders under these Articles (including under Article 47) such that those shares will be regarded as held by one shareholder. Thus, by way of example, the members of the Shanghai Group will be regarded as Major Shareholders even if no individual member of that group holds more than 3% of the Company’s issued and outstanding share capital.

83.	The Company’s shares held at any time by Alumot and any of their Permitted Transferees (the “Alumot Group”) will be aggregated for the purpose of determining the rights of their holders under these Articles (including under Article 47) such that those shares will be regarded as held by one shareholder. Thus, by way of example, the members of the Alumot Group will be regarded as Major Shareholders if all the members of Alumot Group hold collectively 5% of the Company’s s issued and outstanding share capital even if no individual member of that group holds more than 3% of the Company’s issued and outstanding share capital.

84.	The Company’s shares held at any time by CCF and any of their Permitted Transferees (the “CCF Group”) will be aggregated for the purpose of determining the rights of their holders under these Articles (including under Article 47) such that those shares will be regarded as held by one shareholder. Thus, by way of example, the members of the CCF Group will be regarded as Major Shareholders if all the members of CCF Group hold collectively 5% of the Company’s s issued and outstanding share capital even if no individual member of that group holds more than 3% of the Company’s issued and outstanding share capital.

85.	The Company’s shares held at any time by Shanghai GEOC Hengtong Investment Limited Partnership, Linkstate Global Investment Limited or any of their Permitted Transferees (the “GEOC Group”) will be aggregated for the purpose of determining the rights of their holders under these Articles (including under Article 47) such that those shares will be regarded as held by one shareholder. Thus, by way of example, the members of the GEOC Group will be regarded as Major Shareholders if all the members of the GEOC Group hold collectively 5% of the Company’s s issued and outstanding share capital even if no individual member of that group holds more than 3% of the Company’s issued and outstanding share capital.

86.	The Company’s shares held at any time by any member of the Merchant Club and any of their Permitted Transferees (the “Merchant Club Group”) will be aggregated for the purpose of determining the rights of their holders under these Articles, such that those shares will be regarded as held by one shareholder. Thus, by way of example, the members of the Merchant Club Group will be regarded as Major Shareholders if all the members of the Merchant Club Group hold collectively 5% of the Company’s s issued and outstanding share capital even if no individual member of that group holds more than 3% of the Company’s issued and outstanding share capital.